EMPLOYMENT AGREEMENT

This employment agreement (the "Agreement") supercedes the agreement dated April 16, 1998, is effective as of January 1, 1999 (the "Effective Date"), and is executed on May 27, 1999, by and between Heritage Commerce Corp ("HCC") and its wholly owned subsidiary, Heritage Bank East Bay ("HBEB"), a California banking corporation, and Mr. William B. Nethercott on the following terms and conditions:

1. Position.

Mr. Nethercott has been duly elected to serve as Executive Vice President and Chief Operating Officer ("COO") of HBEB. Mr. Nethercott will be subject to the direction of the CEO of HBEB and, by extension, the Board of Directors of HBEB. As employed hereunder, the term "Bank" is intended to mean HCC and/or any of its subsidiaries, as applicable. The term "Management" is intended to mean the CEO of HCC and/or, as applicable, those duly appointed management committees vested with decision-making authority. The term "Board" will, unless more narrowly defined in the context of its immediate usage, mean any and all boards of directors with purview over the matter at hand.

Mr. Nethercott will set a high standard of conduct of courtesy and concern, of professional and personal discretion and responsibility, forthrightness, thrift, modesty and hard work. In light of this role with the Bank and the Bank's position in the industry, Mr. Nethercott will serve as a model for all employees of the Bank. Given your role with the Bank and your responsibility relative to the Bank's presence and stature in the community, Mr. Nethercott will, at all times, emulate this high standard of conduct in order to develop and enhance the Bank's reputation and image.

Mr. Nethercott will comply with all pertinent regulatory standards as may affect the Bank.

Mr. Nethercott will devote his entire productive time, attention and energy to the business of the Bank. In a manner and with such results as are consistent with his compensation and position, Mr. Nethercott will service the Bank's existing relationships and cultivate and foster new relationships for the Bank. Such new relationships will be consistent with the Bank's mission and will generally improve the Bank's share of market, volume of business, profitability and return of assets.

Mr. Nethercott will at all times keep the Board and appropriate members of the Bank's management informed of his activities in the community. He will introduce his customers and potential customers and other business and civic contacts to appropriate members of the Bank's management and to appropriate Board members and to other employees of the Bank in order to enhance and solidify the Bank's prospects and position.

Mr. Nethercott will exercise diligence with respect to the control of the direct and indirect costs of his activities on behalf of the Bank.

In Addition to the above, Mr. Nethercott will:

	(a)	be responsible for the operation of the Bank, its properties and related interest in accordance with the direction of the CEO, the management philosophy of the Board, the basic objectives of the Board and policy as established by the various Board committees;

 (b)	be responsible to the CEO and the Board for operating the Bank on a profitable basis and for the attainment of profit goals established by the Board;

	(c)	exercise diligence with respect to the control of the costs of operation and other expenses directly or indirectly involving interests of the Bank;

	(d)	be responsible for achieving the broad objectives of business development, including growth of both loans and deposits as well as fee or deposit compensated products of the Bank;

	(e)	be responsible for the loan portfolio, for budgeting, finance and accounting, and for strategic planning of the bank; and

	(f)	be responsible for forming and developing the staff in a manner consistent with the Bank's immediate needs and strategic goals.


2. Term.

Subject to Paragraph 12 below, the Term of this Agreement will be three years from the Effective Date hereof. At maturity, and annually thereafter, unless otherwise amended or terminated, this Agreement will automatically renew for a term of one year. Upon the termination of Mr. Nethercott's employment, neither he nor the Bank will have any further obligation to the other, except as set forth in Paragraphs 5, 9, 12, 13, 14, 15, 17, 18, and 24 herein.

3. Base Salary.

For the Term of this Agreement while he is an employee, the Bank will pay Mr. Nethercott $95,000 per year ("Base Salary"), in accordance with the Bank's normal payroll procedures, less appropriate withholdings, taxes and similar deductions. The Base Salary will be reviewed annually by the CEO of HBEB and the CEO of HCC and is subject to alteration only at the direction of those individuals.

4. Performance Bonuses.

From time to time, but not less than annually, subject to the discretion of the Board, the Bank will undertake, in good faith, to pay performance bonuses during the Term of this Agreement. The Bank will not be obligated to pay any specific amount pursuant to this Paragraph. Mr. Nethercott will be eligible for Performance Bonuses and the Bank will, in good faith, pay Performance Bonuses in amounts that it deems reasonable. If Performance Bonuses are paid, the amounts of such generally will be comparable to those for similarly placed executives at similarly situated financial institutions, and will be based on Mr. Nethercott's overall performance and that of the Bank, including such factors as growth, profitability, loan quality, adequacy of the loan loss reserve and the satisfactory nature of regulatory examinations.

5. Incentive Stock Options.

The Board of HCC has granted to Mr. Nethercott incentive stock options to acquire shares of HCC's common stock, pursuant to the Heritage Commerce Corp 1994 Tandem Stock Option Plan and to that certain Stock Option Agreement dated 4/16/98. The Board, in its discretion, may grant such additional options, as it deems appropriate in order to recognize performance for the preceding year and in order to provide Mr. Nethercott with the incentive to sustain and enhance the operational performance of the Bank for the future.

6. Automobile Allowance.

During the Term of this Agreement, the Bank will pay Mr. Nethercott a $450 monthly auto allowance plus gas reimbursement.

7. Medical Insurance.

The Bank will provide medical insurance to Mr. Nethercott and his family with options and coverage consistent with those of the Bank's group medical plan as in effect from time to time.

8. Life Insurance, Disability Insurance and Supplemental Retirement Plan.

The Bank will provide Mr. Nethercott life insurance and disability insurance to the same extent the Bank provides such insurance to its executive officers. Mr. Nethercott will be entitled to designate the beneficiary of the life insurance provided by this Paragraph.

The Bank will provide Mr. Nethercott with a Supplemental Executive Retirement Plan (SERP), according to the terms of a separate agreement, by and between Mr. Nethercott and the Bank.

The Board, in its discretion, may from time to time grant to Mr. Nethercott additional life insurance, disability insurance, and/or SERP benefits as it deems appropriate to his position and/or performance.

9. Indemnification by the Bank.

The Bank will indemnify and hold Mr. Nethercott harmless pursuant to those certain Indemnification Agreements dated October 29, 1998 and executed by Mr. Nethercott and HCC and also to the extent provided for in the Bank's bylaws as to officers and/or directors of the Bank and HCC.

10. Monthly Expense Account.

Subject to the Bank's Expense Reimbursement Policy, the Bank will reimburse Mr. Nethercott for his reasonable and necessary business expenses incurred in furthering the Bank's interests.

11. Vacation.

During the period of this Agreement, Mr. Nethercott will accrue vacation consistent with the personnel policy of the Bank, but in no event at a rate of less than four weeks per year. In the event that while he is an employee, he receives any compensation in lieu of accrued vacation, such payment will not be included in severance calculations called for in Paragraph 12.1, Termination without Cause, or in Paragraph 12.2, Change of Control, hereunder.

12. Termination and Severance.

Each party has the right to terminate Mr. Nethercott's employment with the Bank prior to the end of the Term specified in Paragraph 2 with or without cause at any time. For purposes of this Agreement, cause will arise if (i) he willfully breaches or habitually neglects the duties which he is required to perform under this Agreement, (ii) he commits an intentional act that has a material detrimental effect on the reputation or business of the Bank, or
(iii) he is convicted of a felony or commits any material and actionable act of dishonesty, fraud, or intentional material misrepresentation in the performance of his duties under this Agreement. If the Bank decides to terminate Mr. Nethercott's employment for cause, the Bank will provide him with notice specifying the grounds for termination, accompanied by a brief written statement stating the relevant facts supporting such grounds. Upon termination of his employment for cause, Mr. Nethercott will not be entitled to any further amounts under this Agreement, except for the Base Salary accrued and unpaid vacation pay and any rights under the stock option plan earned through his last day of employment.

12.1   Termination Without Cause.

If the Bank terminates Mr. Nethercott's employment without cause, the Bank will provide him the following, as his full and final severance: (i) a lump sum payment within 10 days after termination date, equal to one half his annual Base Salary and his Average Annual Performance Bonus paid (as defined below), if any, less withholding deductions, and (ii) if he is covered under the Bank's standard group medical and dental plan at the time of his termination, the Bank will continue to provide equivalent coverage to Mr. Nethercott, through C.O.B.R.A., for up to 6 months, as needed, after the date of his termination, at no cost to Mr. Nethercott; and (iii) with regard to any group life insurance and/or any group disability benefits enjoyed by Mr. Nethercott immediately prior to his severance, except as provided hereunder, the Bank will continue to provide such benefits for 12 months at no cost to Mr. Nethercott; and (iv) except as provided hereunder, the Bank will continue to pay for 12 months the premiums on any discreet supplemental life insurance and/or disability insurance policies carried by the Bank for Mr. Nethercott's benefit, in amounts and with coverage equivalent to coverage provided immediately prior to Mr. Nethercott's last day of employment, at no cost to Mr. Nethercott (thereafter, the Bank will freely assign such policies to Mr. Nethercott, and he will be responsible for all premium payments, if he so chooses).

For purposes of this Agreement, a termination resulting from Mr. Nethercott's death or disability (as defined hereunder) will be considered Termination Without Cause. Disability will be effective hereunder if it causes Mr. Nethercott's absence from work for 90 days out of any consecutive 6-month period.

12.2   Change of Control.

If Mr. Nethercott's employment is terminated without cause or terminates at Mr. Nethercott's election as a result of a material change in his compensation, benefits, title, responsibility or location, and such termination occurs within 30 days before, or 6 months following, a Change of Control (as hereafter defined), Mr. Nethercott will be entitled to the following benefits and compensation: (i) a lump sum payment within 10 days after termination date, equal to his annual Base Salary and his Average
Annual Performance Bonus paid (as defined below), if any, less withholding deductions, and (ii) if he is covered under the Bank's standard group medical and dental plan at the time of his termination, the Bank will continue to provide equivalent coverage to Mr. Nethercott, through C.O.B.R.A., for up to 12 months, as needed, after the date of his termination, at no cost to Mr. Nethercott; and (iii) with regard to any group life insurance and/or any group disability benefits enjoyed by Mr. Nethercott immediately prior to his severance, except as provided hereunder, the Bank will continue to provide such benefits for 12 months at no cost to Mr. Nethercott; and (iv) except as provided hereunder, the Bank will continue to pay for 12 months the premiums on any discrete supplemental life insurance and/or disability insurance policies carried by the Bank for Mr. Nethercott's benefit, in amounts and with coverage equivalent to coverage provided immediately prior to Mr. Nethercott's last day of employment, at no cost to Mr. Nethercott
(thereafter, the Bank will freely
assign such policies to Mr. Nethercott, and he will be responsible for all premium payments, if he so chooses); (v) the Bank will reimburse Mr. Nethercott for bona-fide, professional out-placement services, not to exceed $3,000.

The term "Change of Control" will mean the occurrence of any of the following events with respect to the Employer (with the term "Employer" being defined for purposes of determining whether a "Change of Control" has occurred to mean HCC, HBEB or any parent bank holding company organized at the direction of HCC or HBEB to own 100% of the outstanding common stock of HCC or HBEB):
(i) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or in response to any other form or report to the regulatory agencies or governmental authorities having jurisdiction over the Employer or any stock exchange on which the Employer's shares are listed which requires the reporting of a change in control; (ii) any merger, consolidation or reorganization of the Employer in which the Employer does not survive; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition
(in one transaction or a series of transactions) of any assets of the Employer having an aggregate fair market value of fifty percent (50%) of the total value of the assets of the Employer, reflected in the most recent balance sheet of the Employer; (iv) a transaction whereby any "person" (as such term is used in the Exchange Act) or any individual, corporation, partnership, trust or any other entity becomes the beneficial owner, directly or indirectly, of securities of the Employer representing twenty-five (25%) or more of the combined voting power of the Employer's then outstanding securities; or (v) a situation where, in any one-year period, individuals who at the beginning of such period constitute the Board of Directors of the Employer cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Employer's shareholders, of each new director is approved by a vote of at least three-quarters (3/4) of the directors then still in office who were directors at the beginning of the period. Notwithstanding the foregoing or anything else contained herein to the contrary, there will not be a "Change of Control" for purposes of the Agreement if the event which would otherwise come within the meaning of the term: "Change of Control" involves (i) a reorganization at the direction of the Employer solely to form a parent bank holding company which owns 100% of the Employer's common stock following the reorganization, or
(ii) an Employee Stock Ownership Plan sponsored by the Employer or its parent holding company which is the party that acquires "control," as described above.

12.3	Voluntary Termination.

If Mr. Nethercott decides of his own volition to terminate his employment under this Agreement prior to the end of the Term he will provide the Bank with one month's prior written notice; provided however, upon receiving such notice, the Bank may terminate his employment immediately. Upon voluntary termination of his employment, Mr. Nethercott will not be entitled to any further amounts under this Agreement, except for the Base Salary accrued and unpaid vacation pay and any rights under the stock option plan earned through his last day of employment. Provided that Nethercott tenders proper notice of voluntary termination under the term of this Agreement, for purposes of determining accrued salary and unpaid vacation pay only, the last day of employment will be one month from the Bank's receipt of written notice to voluntarily terminate employment.

12.4	Other Termination Matters.

As to the Bank's obligations under Paragraph 12, the term "as needed" refers to Mr. Nethercott's continuing respective status as otherwise uninsured. Should he become employed, and become so insured as a result of his employment, the Bank would, from that moment forward, be released from its related insurance or insurance premium reimbursement obligations.

As to the Bank's obligations under 12.1 (iii), the Bank may, in the alternative, in its sole discretion, elect to pay to Mr. Nethercott in 12 consecutive monthly installments, as needed by Mr. Nethercott, a monthly amount equal to the Bank's monthly cost of providing such respective coverage during Mr. Nethercott's employment.

As to the Bank's obligations under 12.1 (iv), the Bank may, in the alternative, in its sole discretion, elect to pay to Mr. Nethercott in 12 consecutive monthly installments a monthly amount equal to the Bank's monthly cost of providing such respective coverage during Mr. Nethercott's employment. Under no circumstances will the Bank be under obligation to assign to Mr. Nethercott policies, which it does not possess, or which are otherwise non-assignable.

As to the Bank's obligations under 12.2 (iii), the Bank may, in the alternative, in its sole discretion, elect to pay to Mr. Nethercott in 12 consecutive monthly installments, as needed by Mr. Nethercott, a monthly amount equal to the Bank's monthly cost of providing such respective coverage during Mr. Nethercott's employment.

As to the Bank's obligations under 12.2 (iv), the Bank may, in the alternative, in its sole discretion, elect to pay to Mr. Nethercott in 12 consecutive monthly installments a monthly amount equal to the Bank's monthly cost of providing such respective coverage during Mr. Nethercott's employment. Under no circumstances will the Bank be under obligation to assign to Mr. Nethercott policies, which it does not possess, or which are otherwise non-assignable.

The term "Average Annual Performance Bonus," as used herein, will be calculated as of Mr. Nethercott's last date of employment and will mean the higher of (i) Mr. Nethercott's annual performance bonuses averaged from the date of this Agreement, or (ii) the average of his three most recent annual performance bonuses.

13. Confidential and Proprietary Information.

Mr. Nethercott agrees that all Bank information, including but not limited to that which is directly or indirectly related to the Bank's financial status, profitability, deposit base, portfolio size and quality as well as its customers and prospective customers is confidential and proprietary to the Bank and that he will maintain such information as confidential at all times during and after his employment. Mr. Nethercott agrees that as a condition of employment, he will execute such form of confidentiality agreement as the Board may adopt from time to time for senior officers of the Bank, which agreement must be consistent with and not exceed the provisions of this Paragraph.

14. No Conflicting Agreements.

Mr. Nethercott represents that his performance of all of the terms of this Agreement and any service to be rendered as an employee of the Bank does not and will not breach any fiduciary or other duty or any covenant, agreement or understanding, including without limitation, any agreement relating to any proprietary information, knowledge or data acquired by him in confidence, trust or otherwise, prior to his employment by the Bank to which he is a party or by the terms of which he may be bound. Mr. Nethercott covenants and agrees that he will not disclose to the Bank, or induce the Bank to use, any proprietary information, knowledge or data, belonging to any previous employer or others and that he will disclose to the Bank the term and subject of any prior confidentiality agreement or agreements he has entered into. Mr. Nethercott further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement. Further, Mr. Nethercott agrees that for a period of one year after termination, pursuant either to Paragraph 12.1 (Termination Without Cause) or Paragraph 12.2 (Change of Control), he will not (i) directly or indirectly solicit the services of any employee of the Bank or directly or indirectly encourage any employee to discontinue his or her employment with the Bank, or (ii) directly or indirectly solicit or encourage any customer of the Bank to curtail in any way the business that customer does with the Bank.

15. Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon the Bank and any of its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by Mr. Nethercott, he will not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise noted herein.

16. Governing Law.

This Agreement will at all times and in all respects be governed by the laws of the State of California applicable to transactions wholly performed in California between California residents.

17. Mediation.

Prior to engaging in any legal or equitable litigation or other dispute resolution process, regarding any of the terms and conditions of this agreement between the parties, or concerning the subject matter of the agreement between the parties, each party specifically agrees to engage, in good faith, in a mediation process at the expense of the Bank, complying with the procedures provided for under California Evidence Code, Sections 1115 through and including 1125 as then currently in effect. Using a mediator selected by both parties, the parties further and specifically agree to use their best efforts to reach a mutually agreeable resolution of the matter at such mediation. The parties understand and specifically agree that should any party(ies) to this Agreement refuse to participate in mediation for any reason, the other party(ies) will be entitled to seek a court order to enforce this provision in any court of appropriate jurisdiction requiring the dissenting party to attend, participate, and to make a good faith effort in the mediation process to reach a mutually agreeable resolution of the matter.

18. Arbitration

In the event of any dispute or claim relating to or arising out of Mr. Nethercott's employment with the Bank (or any of its subsidiaries), this Agreement, or any termination of Mr. Nethercott's employment (including, but not limited to, any claims of breach of contract, wrongful termination, or age, disability or other discrimination or harassment), which dispute cannot be resolved by mediation pursuant to Paragraph 17, Mr. Nethercott and the Bank agree that all such disputes will be resolved exclusively by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California. Mr. Nethercott and the Bank hereby knowingly and willingly waive their respective rights to have such disputes tried to a judge or jury. This arbitration provision will not apply to a claim for injunctive relief by either party to this Agreement.

19.  Advice to Seek Counsel.

Mr. Nethercott acknowledges that the Bank has advised him that this Agreement imposes legal obligations upon him and that he should consult with legal counsel with regard to this Agreement. The Bank will bear the cost of such legal review up to a maximum of $500.

20. Notices.

Any notice required to be given hereunder will be sufficient if in writing and sent by certified or registered mail, return receipt requested, first class postage paid. The applicable address for the Bank is at its principal office in San Jose, attention to the CEO. Mr. Nethercott's address will be as shown on the Bank's records. Notices will be deemed given when actually received, or three days after mailing, whichever is earlier.

21. Entire Agreement.

Except as provided in Paragraphs 5, 8, 9 and 13, this Agreement and any attachments hereto contain the entire agreement and understanding by and between the Bank and Mr. Nethercott. With respect to the subject matter herein, no representation, promise, agreement or understanding, written or oral, not herein contained will be of any force or effect. No modification hereof will be valid or binding unless in writing and signed by the party intended to be bound. No waiver of any provision of this Agreement will be valid unless in writing and signed by the party against whom such waiver is sought to be enforced. No valid waiver of any provision of this Agreement at any time will be deemed a waiver of any other provision of this Agreement, or will be deemed a valid waiver of any of such provision at any other time.

If any provision of this Agreement is held by a court of competent jurisdiction or an arbitration body to be invalid, void or unenforceable, the remaining provisions of this Agreement will, nonetheless, continue in full force without being impaired or invalidated in any way.

22. Headings.

The headings and other captions in this Agreement are for convenience and reference only and will not be used in interpreting, construing or enforcing any of the provisions of this Agreement.

23. Regulatory Approval.

In the event that any regulatory authority with jurisdiction over the Bank will disapprove any provision of this Agreement, then the parties hereto will use their best efforts, acting in good faith, to amend the Agreement in a manner that will be acceptable to the parties and to the regulatory authorities.

24. Other Attorney's Fees Clause.

If any legal action or any arbitration or other proceeding is brought for the enforcement of this agreement or because of any dispute or alleged breach, the successful or prevailing party will be entitled to recover reasonable attorney fees and other costs incurred in that action or proceeding, in addition to any other relief which they may be entitled to.

In witness hereof, the Bank and Mr. Nethercott have duly executed this Agreement and it is effective as of the day and year first set forth above.

       HERITAGE BANK EAST BAY

   By: /s/  Richard L. Conniff                   	Date: May 27, 1999

Title:     President and CEO


       HERITAGE COMMERCE CORP

   By: /s/ John E. Rossell                        	Date: May 27, 1999

Title:     President and CEO


ACCEPTED BY:

      /s/ William B. Nethercott                   	Date: May 27, 1999
          William B. Nethercott